Exhibit 10.44

Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made by and between BIOLIFE4D CORPORATION (together with its successors and assigns, the “Company”), and Steven Morris (“Executive”) and is made as of September 2, 2022, to become effective upon a successful closing of the Company’s initial public offering (“IPO”) (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as the Company’s Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end on the second anniversary thereof, subject to automatic renewal of the Term for additional one-year periods unless either the Company or Executive gives the other party written notice of intent not to renew the Term not less than 60 days before the date on which the Term otherwise would automatically renew. Notwithstanding the foregoing, the Term may be terminated earlier in accordance with Section 5.

2. Position, Duties and Responsibilities, Location, and Commuting.

(a)	Position and Duties. During the Term, the Company shall employ Executive as Chief Executive Officer. Executive shall have, subject to the general direction of the Company’s Board of Directors (the “Board”), such duties, powers, and authority as are commensurate with his position as Chief Executive Officer and such duties and responsibilities that are commensurate with his positions as reasonably delegated to him from time to time by the Board. In this position, Executive shall report directly to the Board.

(b)	Exclusive Services and Efforts. Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention to the business and affairs of the Company. Executive shall be allowed to serve on the board of directors for (a) not-for-profit organizations (b) other charitable activities and community affairs, (c) for the management of his personal and family investments and affairs, and (d) to participate in industry and trade associations and other similar organizations, in each case to the extent such activities do not, either individually or in the aggregate, materially interfere with the performance of his duties and responsibilities to the Company.

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(c)	Compliance with Company Policies. To the extent not inconsistent with the terms and conditions of this Agreement and with due regard for his position, Executive shall be subject to the Bylaws, policies, practices, procedures, and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics, but in no event shall anything in such documents be construed to expand the definition of Cause hereunder.

(d)	Location of Employment and Commuting. Executive’s principal office, and principal place of employment, shall be at the Company’s offices in Lincolnshire, IL. The Company shall reimburse Executive for any and all costs of commuting to any other location(s). The Company shall reimburse Executive’s monthly leasing and other related costs for a car (including, without limitation, gas, maintenance, and insurance) up to but not to exceed $1,000 per month.

3. Compensation.

(a)	Base Salary. During the first year of the Term, the Company shall pay to the Executive an annual salary of $300,000.00 (“Base Salary”). Thereafter, the Compensation Committee of the Board (the “Committee”) shall consider increases in Base Salary for subsequent years in connection with performance, taking into account Company and individual performance objectives. Executive’s Base Salary shall not be decreased (including after any increases pursuant to this Section 3(a)) without Executive’s written consent.

(b)	Annual Cash Bonus. During the Term, Executive shall have an annual target, but not guaranteed, cash bonus opportunity of 20% of one year’s Base Salary. The Committee shall award Executive’s annual cash bonus based on an evaluation of performance and compensation practices, taking into account Company and individual performance objectives, as agreed between the Board and CEO prior to the relevant period. In its sole discretion, the Committee may award an annual cash bonus in excess of the annual cash bonus opportunity. Notwithstanding the foregoing, the Committee may grant a special bonus at any time.

4. Employee Benefits and Perquisites.

(a)	Benefits. Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to senior executives of the Company (which may include health, life insurance, and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other senior executives of the Company generally. Company shall pay a minimum of 80 percent of the premiums for health insurance for Executive and Executive’s spouse and covered dependents, life insurance for Executive, and disability insurance for Executive. If the Company does not obtain or maintain health, life, or disability insurance, Executive may obtain those coverages as described in the immediately preceding sentence and Company shall reimburse Executive a minimum of 80% of the cost of such insurance, at a level of insurance and premiums materially similar to Executive’s current coverage.

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(b)	Fringe Benefits, Perquisites, and Paid Time Off. During the Term, Executive shall be entitled to participate in all fringe benefits, perquisites, and paid time off (“PTO”) made available to other senior executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his position and responsibilities at the Company and that are no less favorable than those applicable to other senior executives of the Company, but in no case will Executive be entitled to less than 30 days of PTO per calendar year, inclusive of vacation days, personal days, and sick days, and excluding standard paid Company holidays.

(c)	Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business related and travel expenses (including coach class travel domestically and business class air travel internationally) incurred in the performance of his job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company. Company shall reimburse Executive for Executives cellular expenses.

(d)	Attorney’s Fees. The Company will pay for the cost of preparing, negotiating and executing this Agreement by either of the Company’s law firm, FKBR or HMB. If Executive uses an additional attorney, he will be responsible for those expenses.

5. Termination; Change in Control.

(a)	General. The Company may terminate Executive’s employment for Cause. The Company may terminate Executive’s employment without Cause. Executive may terminate Executive’s employment with or without Good Reason. In each case, the terminating party shall provide the other party at least 60 days’ written notice thereof. Upon termination of Executive’s employment, Executive shall be entitled to the compensation and benefits described in this Section 5 to the extent applicable and shall have no further rights to any compensation or benefits from the Company. For purposes of this Agreement, the following terms have the following meanings:

(i)	“Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date, payable within 30 days following the Termination Date; (ii) any annual cash bonus earned but unpaid with respect to the year preceding the year in which the Termination Date occurs, payable in accordance with Section 3(b) above; (iii) reimbursement for any unreimbursed business expenses incurred through the Termination Date, payable within thirty days following the Termination Date; and (v) all other payments, benefits, or fringe benefits to which Executive shall be entitled as of the Termination Date under the terms of this Agreement or any other applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

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(ii)	“Cause” shall mean: (i) Executive’s refusal to perform, or repeated failure to perform the duties or responsibilities reasonably assigned to Executive by the Board, which, if curable, is not cured within thirty days after Executive’s written receipt of notice thereof from the Company; (ii) Executive’s engagement in willful gross misconduct or willful gross negligence in the course of carrying out his duties that results in material economic or reputational harm to the Company; or (iii) a material breach by Executive of Section 5(b) of this Agreement, which, if curable, is not cured within 30 days after Executive’s receipt of written notice thereof from the Company.

(iii)	“Good Reason” shall mean any of the following that has not been approved in writing in advance by Executive: (i) a diminution of Executive’s titles, duties, responsibilities, or authorities as set forth in this Agreement or Executive being required to report to another person other than the Board; (ii) a reduction in Executive’s Base Salary, annual cash bonus opportunity; (iii) relocation of the Company’s offices; or (iv) a material breach by the Company of this Agreement or any equity award agreement. A termination of employment by Executive during the six-month period following the occurrence of an event or circumstance constituting Good Reason shall be deemed a termination for Good Reason under this Agreement. In addition, any termination of employment by Executive during the one-year period following a Change in Control shall be deemed to be a termination for Good Reason under this Agreement.

(iv)	“Change in Control” shall mean a liquidation, merger, acquisition, transfer (by sale or otherwise) of voting control, or sale of all or substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation. For clarity this provision excludes the initial IPO transaction currently being undertaken.

(v)	“Change-in-Control Severance Payments” shall mean (i) a lump sum cash payment, payable on the Termination Date, equal to two times the sum of the following: (x) one year’s Base Salary at the annualized rate then in effect (or the rate that should be in effect but for any Base Salary diminution), (y) the annual target cash bonus opportunity for the year of termination; (ii) Medical Payment Amounts, payable each month, commencing on the first day of the month following the Termination Date and continuing until the earlier of 24 months following the Termination Date or the date on which Executive becomes employed by a third party and becomes eligible to participate in such third party’s group health plan; and (iii) to the extent permissible under applicable law and under any insurance policy insuring the Company’s health plan (if any), access to continued coverage under the Company’s medical plan for a period of up to 24 months commencing on the first day of the month following the Termination Date.

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(vi)	“Disability” shall mean that Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder for 90 consecutive days.

(vii)	“Medical Payment Amounts” shall mean an amount, payable on a monthly basis commencing on the first day of the month following the Termination Date, equal to (i) the monthly amount of the Consolidated Omnibus Budget Reconciliation Act continuation coverage premium for such month under the Company’s group medical plans for executives of the Company less the monthly amount of Executive’s portion of the premium for such month as if Executive was still an active employee.

(viii)	“Severance Payments” shall mean (i) a lump sum cash payment, payable on the Termination Date, equal to one and one-half (1-1/2) times the sum of the following: (x) one year’s Base Salary at the annualized rate then in effect (or the rate that should be in effect but for any Base Salary diminution), (ii) Medical Payment Amounts payable each month and continuing until the earlier of 18 months following the Termination Date or the date on which Executive becomes employed by a third party and becomes eligible to participate in such third party’s group health plan.

(ix)	“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement (which, in the case of a notice of non-renewal of the Term in accordance with Section 1 hereof, shall mean the date on which the Term expires).

(b)	Termination for Cause. In the event that Executive’s employment hereunder is terminated by the Company for Cause, Executive shall be entitled to receive the Accrued Benefits.

(c)	Termination without Cause. In the event that Executive’s employment hereunder is terminated by the Company without Cause (which shall include a non-renewal of the Term by the Company), Executive shall be entitled to receive the Accrued Benefits and Severance Payments.

(d)	Termination by Executive without Good Reason. In the event that Executive’s employment hereunder is terminated by Executive without Good Reason, Executive shall be entitled to receive the Accrued Benefits.

(e)	Termination by Executive with Good Reason. In the event that Executive’s employment hereunder is terminated by Executive with Good Reason, Executive shall be entitled to receive the Accrued Benefits and Severance payments.

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(f)	Termination Without Cause After a Change in Control or Termination by Executive for Good Reason After a Change in Control. In the event that Executive’s employment hereunder is terminated by the Company without Cause within two years following a Change in Control, Executive shall receive accrued benefits and the Change in Control Severance Payments. In the event that Executive’s employment hereunder is terminated by Executive for Good Reason within one year following a Change in Control, Executive shall receive accrued benefits and the Change in Control Severance Payments.

(g)	Termination Due to Death or Disability. In the event that Executive’s employment hereunder is terminated due to Executive’s death or Disability, Executive shall receive the Accrued Benefits.

(h)	Return of Company Property. Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any Affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials. Executive may retain Executive’s rolodex and similar address books provided that such items only include contact information.

(i)	Post-Termination Reasonable Cooperation. Executive agrees and covenants that, following the Term, he shall, to the extent reasonably requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company or its Affiliates, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for his reasonable out-of-pocket expenses incurred in compliance with this Section 5(i), including any reasonable travel expenses and reasonable attorneys’ fees incurred by Executive. The Company shall provide Executive with reasonable advance written notice of its need for Executive’s reasonable cooperation and shall coordinate with Executive the time and place at which Executive’s reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business commitment that Executive may have. Executive’s cooperation described in this Section 5(i) shall be subject to the maintenance of the indemnification and D&O insurance policy provided under Sections 6(a) and 6(b) hereof.

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6. Indemnification; D&O Insurance.

(a)	Indemnification. If Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding (as hereinafter defined) by reason of the fact that Executive is or was a director, officer, employee, agent, trustee, consultant, or representative of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his service hereunder as a director, officer, employee, agent, trustee, consultant, or representative of another Person, or if any Claim (as hereinafter defined) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless to the fullest extent permitted by applicable law, against any and all costs, expenses, liabilities, and losses (including, without limitation, advancement and payment of attorney’s and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, with such legal fees advanced to the maximum extent permitted by law) incurred or suffered by Executive in connection therewith or in connection with seeking to enforce his rights under this Section 6(a), and such indemnification shall continue even if Executive has ceased to be a director, officer, employee, agent, trustee, consultant, or representative of the Company or other Person and shall inure to the benefit of his heirs, executors, and administrators.

(b)	D&O Insurance. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the sixth anniversary of the Termination Date, providing coverage to Executive that is no less favorable to him in any respect than the coverage then being provided to any other current or former director or officer of the Company.

7. Inventions. Executive agrees that all Inventions (as defined below) Executive makes, conceives, reduces to practice or authors (either alone or with others) during or within one year after the Term of this Agreement will be the Company’s sole and exclusive property. Executive will, with respect to any such Invention: (i) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company’s premises while you are employed by the Company; (ii) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request); (iii) assign (and you do hereby assign) to the Company all of your rights to the Invention, any applications you make for patents or copyrights in any country, and any patents or copyrights granted to you in any country; and (iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other reasonable acts necessary in the Company’s opinion to preserve property rights in the Invention against forfeiture, abandonment, or loss and to obtain and maintain patents and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company. “Inventions,” as used in this Section 7, means any discoveries, improvements, creations, ideas and inventions, including without limitation software and artistic and literary works (whether or not they are described in writing or reduced to practice) or other works of authorship (whether or not they can be patented or copyrighted) that: (i) relate directly to the Company’s business or the Company’s research or development during the term of this Agreement; (ii) result from any work Executive performs for the Company; (iii) use the Company’s equipment, supplies, facilities or trade secret information; or (iv) Executive develop during any time during the Term obligates Executive to perform your employment duties. The requirements of this Section 7 do not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, and which neither (1) relates directly to the Company’s business or to the Company’s actual or demonstrably anticipated research or development, nor (2) results from any work Executive performed for the Company. Except as previously disclosed to the Company in writing, Executive does not have, and will not assert, any claims to or rights under any Inventions as having been made, conceived, authored or acquired by you prior to Executive’s employment by the Company.

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8. Proprietary Information. Except as required in Executive’s duties to the Company, Executive will never, either during or after Executive’s employment by the Company, knowingly use or disclose Proprietary Information to any person not authorized by the Company to receive it. When Executive’s employment with the Company ends, Executive will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Proprietary Information, including all copies, reproductions and specimens of the Proprietary Information in Executive’s possession, regardless of who prepared them. “Proprietary Information,” as used in this Section 8, means any nonpublic information concerning the Company, including information relating to the Company’s research, product development, engineering, purchasing, product costs, accounting, leasing, servicing, manufacturing, sales, marketing, administration and finances. This information includes, without limitation: (i) trade secret information about the Company and its products; (ii) “Inventions,” as defined in Section 7; (iii) information concerning any of the Company’s past, current or possible future products. Proprietary Information or confidential information also includes any information which is not generally disclosed and which is useful or helpful to the Company and/or which would be useful or helpful to competitors. More specific examples include financial data, sales figures for individual projects or groups of projects, planned new projects or planned advertising programs, areas where the Company intends to expand, lists of suppliers, lists of customers, wage and salary data, capital investment plans, projected earnings, changes in management or policies of the Company, testing data, manufacturing methods, suppliers’ prices to us, or any plans we may have for improving any of our products. This information is confidential or Proprietary Information regardless of its form, e.g. oral, written, electronic or other, and whether or not it is labeled as “proprietary” or “confidential.” The Company’s Proprietary Information or confidential information includes our information and that of our affiliates and third parties concerning or relating to the Company.

9. Competitive Activities. Executive agrees that during your employment with the Company, Executive will not alone, or in any capacity with another person or entity, (a) directly or indirectly engage in any employment or activity that competes with the Company’s business at the time your employment with the Company ends, within any state in the United States or within Canada, (b) interfere with the Company’s relationships with any of its current or potential customers. Executive also agrees that for a period of one year after the termination of this Agreement for any one of the following reasons: (i) for Cause; (ii) voluntarily by Executive without Good Reason; or (iii) in the event of a non-renewal of the Agreement by Executive other than for Good Reason, Executive will abide by clauses (a) and (b) above.

10. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)	“Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person;

(ii)	“Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information;

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(iii)	“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity; and

(iv)	“Proceeding” shall mean any threatened or actual action, suit, or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal, or other.

11. Other Tax Matters.

(a)	Withholding. The Company shall withhold all applicable federal, state, and local taxes, social security, and workers’ compensation contributions and other amounts as may be required by law with respect to compensation and other benefits payable to Executive pursuant to this Agreement.

(b)	Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A on the date of his “separation from service,” any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death.

(c)	Separation from Service. After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

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(d)	Reimbursements. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

12. Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office with a copy to company’s counsel, and, if to Executive, at his address set forth following his signature below. Either party may change such address from time to time by notice to the other.

13. Governing Law; Forum; Attorneys’ Fees and Costs. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Illinois, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied. The parties each submit to the exclusive jurisdiction of the federal courts (or state courts if federal jurisdiction is lacking) located within Chicago, Illinois. In the event of a lawsuit or other legal proceeding arising out of or related to this Agreement in which Executive prevails (as determined by the deciding court), the Company shall reimburse Executive for his reasonable attorney’s fees and costs incurred in connection with such lawsuit or legal proceeding, in addition to any other relief to which Executive may be entitled.

14. Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized Director of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising (of up to three months) any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

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15. Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

16. Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company, and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Executive’s consent shall be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, penalties, assigns, heirs, legatees, devisees, executors, administrators, and legal representatives.

17. Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing at his expense concerning this Agreement and has been advised to do so by the Company, and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations hereunder.

18. Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

20. Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate, or other legal representative.

21. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

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22. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

23. No Mitigation/No Offset. Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against him or any remuneration or other benefit earned or received by Executive after such termination.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

25. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings, and agreements between the parties, regarding the subject matter of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

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BIOLIFE4D CORPORATION

By:	/s/ Lisa Kelley
Lisa Kelley
Committee and Board Director
Chair of the Compensation

Dated:	September 2, 2022

Address for Notices:	BIOLIFE4D CORPORATION
318 Half Day Road, Suite 201
Buffalo Grove, IL 60089

EXECUTIVE

By:	/s/ Steven Morris
Steven Morris

Dated:	September 2, 2022

Address for Notices:	318 Half Day Road, Suite 201
Buffalo Grove, IL 60089
smorris@biolife4d.com

With a Copy to:	FitzGerald Kreditor Bolduc Risbrough LLP
Attn: Lynne Bolduc, Esq.
2 Park Plaza, Suite 850
Irvine, CA 92614
Email: lbolduc@fkbrlegal.com

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